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                                    8X8, INC.

                                  EXHIBIT 11.1


              CALCULATION OF PRO FORMA NET INCOME (LOSS) PER SHARE
                    (In thousands, except per share amounts)
                                   (unaudited)

                                        Quarter ended June 30,
                                         ---------------------
                                           1997        1996
                                         ---------   ---------
Pro forma weighted average common and
  common equivalent shares:
    Preferred stock...................     3,726       3,147
    Common stock......................     6,976       4,784
    Common stock options..............     1,281       3,613
                                         -------     -------
                                          11,983      11,544
                                         =======     =======
Net income (loss).....................   $ 3,418     $(7,574)
                                         =======     =======
Pro forma net income (loss) per share.   $  0.29     $ (0.66)
                                         =======     ========


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